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                                                                   EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT
                               OF MENASHE SHAHAR
                                      WITH
                                   VYYO INC.

     THIS EMPLOYMENT AGREEMENT (this "Agreement"), is made and entered into effective as of the 1st day of February, 2001, by and among VYYO INC., a Delaware corporation (hereinafter the "Corporation"), VYYO LTD., an Israeli company and a subsidiary of the Corporation ("Vyyo Israel"), and MENASHE SHAHAR (hereinafter "Shahar").

                                    RECITALS

     WHEREAS, Shahar has been employed by Vyyo Israel; and

     WHEREAS, the Corporation, Vyyo Israel and Shahar desire that Shahar relocate to the United States and become an employee of the Corporation and cease his employment with Vyyo Israel; and

     WHEREAS, the Corporation and Shahar agree to the employment terms set forth herein for Shahar's position as the Corporation's Executive Vice President, Engineering and Chief Technical Officer.

                                   AGREEMENT

     NOW, THEREFORE, the parties hereto hereby agree as follows:

1.   Employment Duties.
     -----------------

     a.   General.  The Corporation hereby agrees to employ Shahar, and Shahar
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hereby agrees to accept employment with the Corporation, on the terms and conditions hereinafter set forth.

     b.   Corporation's Duties.  The Corporation shall allow Shahar to, and
          --------------------
Shahar shall, perform responsibilities normally incident to the position of Executive Vice President, Engineering and Chief Technical Officer, commensurate with his background, education, experience and professional standing. The Corporation shall provide Shahar with such office equipment, supplies, customary services, office, and cooperation suitable for the performance of his duties.

     c.   Shahar's Duties. Unless otherwise agreed to by the parties, Shahar
          ---------------
shall serve as Executive Vice President and Chief Technical Officer. Shahar shall devote his full productive work time, attention, energy and skill to the business of the Corporation and its subsidiaries. Shahar shall report directly to the Chief Executive Officer of the Corporation. Shahar's primary office location shall be in Cupertino, California, but he shall be expected to perform his duties worldwide, where requested by the Corporation.


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2.        Term.    The initial term of this employment is two (2) years from the
          ----
date of this Agreement. Thereafter, this Agreement may be renewed by Shahar and the Corporation on such terms as the parties may agree to in writing. Except as provided in Section 6 (below), absent written notice to the contrary, thirty
(30) days prior to the end of the initial two (2) year employment term, this Agreement will be automatically renewed for consecutive one (1) year extensions.

3.        Compensation.  Shahar shall be compensated as follows:
          ------------

     a.   Fixed Salary.  Shahar shall receive a fixed annual salary of Two
          ------------
Hundred Twenty-Five Thousand Dollars ($225,000). The Corporation agrees to review the fixed salary on, or before, January 1, 2002, and thereafter at the end of each calendar year during the employment term based upon Shahar's services and the financial results of the Corporation, and to make such increases as may be determined appropriate in the sole discretion of the Corporation's Board of Directors, and/or the Corporation's Compensation Committee.

     b.   Payment.  Shahar's fixed salary shall be payable on a semi-
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monthly basis, in accordance with the Corporation's usual payroll practices.

     c.   Bonus Compensation.   During the Employment Term, Shahar shall
          ------------------
participate in each bonus plan adopted by the Corporation's Board of Directors. Commencing in 2001, Shahar shall be entitled to receive an annual bonus equal to
(1) fifteen percent (15%) of his annual base salary should the Corporation meet eighty percent (80%) of its plan as presented to the Board in January of each year, during the term of Shahar's employment ("Yearly Plan"); (2) fifty percent (50%) of his annual base salary should the Corporation meet its Yearly Plan; and
(3) ninety percent (90%) of his annual base salary should the Corporation meet one hundred twenty percent (120%) of its Yearly Plan, with the bonus prorated if the Yearly Plan is met between eighty percent (80%) and one hundred percent (100%); or between one hundred percent (100%) and one hundred twenty percent (120%). For purposes of this Section, the meeting of the Yearly Plan shall be based upon the actual revenues set forth by management and the Board of Directors for each applicable year (each compared to the revenues and other items projected in the Yearly Plan). The bonus shall be prorated for any year should Shahar's employment terminate prior to the full calendar year. Shahar shall also be entitled to receive an additional annual bonus based on his performance and that of the Corporation each year as determined by the Board of this Corporation, or its Compensation Committee, in its discretion.

     d.   Stock Options.  Shahar shall be eligible for stock options that may be
          -------------
awarded by the Corporation, from time to time, in recognition of Shahar's contribution to the Corporation's success.

     e.   Vacation.  Shahar shall accrue paid vacation at the rate of twenty
          --------
(20) days for each twelve (12) months of employment. Shahar shall be compensated at his usual rate of compensation during any such vacation. Shahar shall be entitled to paid holidays as generally given by the Corporation.
Shahar shall receive sick leave or disability leave in accordance with the terms of the Corporation's standard sick leave or disability leave policy.

     f.   Benefits.  During the employment term, Shahar and his dependents shall
          --------
be entitled to participate in any group plans or programs maintained by the Corporation for any employees relating to group health, disability, life insurance and other related benefits as in effect from time to time. Shahar shall also be entitled to Director and Officer ("D&O") insurance in such amounts and coverage and

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such indemnification provisions as are afforded other officers and directors of the Corporation. Premiums for such benefits under this Section 3.f. will be paid for by the Corporation.

     g.   Expenses.  The Corporation shall reimburse Shahar for his normal
          --------
and reasonable expenses incurred for travel, entertainment and similar items in promoting and carrying out the business of the Corporation in accordance with the Corporation's general policy as adopted by the Corporation's management from time to time. In addition, Shahar shall be reimbursed for the reasonable costs associated with one cellular telephone, and shall be entitled to reimbursement for such reasonable continuing professional education, memberships and certifications as are deemed normal and appropriate for Chief Executive Officers. As a condition of payment or reimbursement, Shahar agrees to provide the Corporation with copies of all available invoices and receipts, and otherwise account to the Corporation in sufficient detail to allow the Corporation to claim an income tax deduction for such paid item, if such item is deductible. Reimbursements shall be made on a monthly, or more frequent, basis.

     h.   Relocation and Related Expenses.  In connection with Shahar's
          -------------------------------
relocation to California, the Corporation shall provide the following payments and reimbursements to Shahar:

               i. Until the earlier of November 14, 2002 or until the closing date of Shahar's purchase of a home in California, the Corporation will reimburse Shahar for rental payments made by Shahar on a home in California, up to $8,000 per month. The rental security deposit of $15,000 previously paid on behalf of Shahar shall be credited against the final reimbursement payments payable to Shahar under this subsection 3.h.i.

               ii. The Corporation shall loan Shahar an amount of up to One Million Dollars ($1,000,000) to be used to purchase a home in the Cupertino, California, area. The loan shall be subject to the following terms: (a) subject to the above $1,000,000 maximum, the amount of the loan shall be equal to 50% of the home purchase price if Shahar purchases the home no later than June 30, 2001, 40% of the home purchase price if Shahar purchases the home between July 1, 2001 and December 31, 2001, and 30% of the home purchase price if Shahar purchases the home on or after January 1, 2002; (b) the loan shall bear interest at the lowest allowable rate under applicable tax and accounting laws, and accrued interest shall be paid on December 15 of each year with a 30 day grace period, during which the loan is outstanding; (c) the principal amount of the loan shall be repaid at the first to occur of 90 days after Shahar's employment termination with the Corporation (including termination in the event that Shahar returns to Israel as an employee of Vyyo Israel), or immediately upon the sale of the home. The loan will be evidenced by a note secured by a second deed of trust on the home, junior in interest only to a loan on the home that enables Shahar to complete the purchase of the home. If Shahar sells the home prior to December 31, 2002, to the extent that the Sales Price of the home is less than the purchase price that Shahar paid for the home, the principal amount due under the loan shall be reduced by an amount equal to the amount by which the purchase price exceeds the Sales Price; provided that the Corporation is given the option of purchasing the home at the proposed Sales Price and/or has agreed to the proposed Sales Price. As used in this Agreement, the term "Sales Price" refers to the price paid by a subsequent buyer of the Shahar home less any applicable real estate brokerage commissions paid by Shahar by reason of the sale.

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               iii.  If Shahar purchases a home on or before June 30, 2001, the
Corporation will reimburse Shahar for his closing costs in connection with such purchase, including up to two points charged by a lender on a home mortgage, and other customary closing costs.

               iv. During the period from January 1, 2001 through December 31, 2002, the Corporation will reimburse Shahar for automobile lease payments made by Shahar for two leased automobiles, up to a total of $1,000 per month for both automobiles.

               v. During the term of this Agreement, Shahar and his spouse will be entitled to three round trip business class tickets to Israel at the Corporation's expense, and each of Shahar's two children will be entitled to two coach class tickets to Israel at the Corporation's expense.

               vi. The Corporation will pay for reasonable US and Israeli tax planning and compliance advice from PriceWaterhouseCoopers in Israel, Ernst & Young in the United States, and Fischer, Behar, Chen & Co. in Israel, for Shahar in connection with his relocation to the United States and his employment with the Corporation.

               vii. The Corporation will pay for all of Shahar's reasonable moving costs for his move from Israel to California, up to $20,000 including shipment of household goods, and two househunting trips to California for Shahar's spouse, and in addition shall pay Shahar a $25,000 moving bonus. In the event Shahar elects to terminate his employment with the Corporation for any reason, including to return to Israel as an employee of Vyyo Israel, prior to December 31, 2002, any such costs, expenses and bonus paid by the Corporation under this subsection 3.h.vii. shall be repaid by Shahar to the Corporation.

               viii. The Corporation shall reimburse Shahar for any taxes incurred by Shahar as a result of any of the payments or reimbursements made to Shahar pursuant to Section 3.h.i and Sections 3.h.iii through 3.h.vii, and for any taxes incurred by Shahar (net of any tax deductions related to or resulting from any related payments made by Shahar, or payments, reimbursements or loans made by the Corporation under this Section 3.h.) as a result of such reimbursement pursuant to this Section 3.h.viii.

4.        Confidentiality and Competitive Activities.  Shahar agrees that during
          ------------------------------------------
the employment term he is in a position of special trust and confidence and has access to confidential and proprietary information about the Corporation's business and plans. Shahar agrees that he will not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any similar individual or representative capacity, engage or participate in any business that is in competition, in any manner whatsoever, with the Corporation. Notwithstanding anything in the foregoing to the contrary, Shahar shall be allowed to invest as a shareholder in publicly-traded companies, or through a venture capital firm or an investment pool.

     For purposes of this Section 4 and of Sections 5 and 7 of this Agreement, the term "Corporation" shall include the Corporation, and any subsidiaries or affiliated entities of Corporation.

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5.        Trade Secrets.
          -------------

          a.   Special Techniques.  It is hereby agreed that the Corporation has
               ------------------
developed or acquired certain products, technology, unique or special methods, manufacturing and assembly processes and techniques, trade secrets, special written marketing plans and special customer arrangements, and other proprietary rights and confidential information and shall during the employment term continue to develop, compile and acquire said items (all hereinafter collectively referred to as the "Corporation's Property"). It is expected that Shahar will gain knowledge of and utilize the Corporation's Property during the course and scope of his employment with the Corporation, and will be in a position of trust with respect to the Corporation's Property.

          b.   Corporation's Property. It is hereby stipulated and agreed
               ----------------------
that the Corporation's Property shall remain the Corporation's sole property. In the event that Shahar's employment is terminated, for whatever reason, Shahar agrees not to copy, make known, disclose or use, any of the Corporation's Property without the Corporation's prior written consent. In such event, Shahar further agrees not to endeavor or attempt in any way to interfere with or induce a breach of any prior proprietary contractual relationship that the Corporation may have with any employee, customer, contractor, supplier, representative, or distributor for nine (9) months after any termination of this Agreement. Shahar agrees upon termination of employment to deliver to the Corporation all confidential papers, documents, records, lists and notes (whether prepared by Shahar or others) comprising or containing the Corporation's Property. Shahar recognizes that violation of covenants and agreements contained in this Section 5 may result in irreparable injury to the Corporation which would not be fully compensable by way of money damages, and that Corporation shall be entitled to pursue and seek any available remedy for Shahar's violation of this agreement, including but not limited to injunctive and equitable relief.

6.        Termination.
          -----------

          a.   General.  The Corporation may terminate this Agreement without
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cause, on ninety (90) days' written notice to Shahar. Shahar may voluntarily terminate his employment hereunder upon ninety (90) days' written notice to the Corporation.

          b.   Termination for Cause.  The Corporation may immediately terminate
               ---------------------
Shahar's employment at any time for cause. Termination for cause shall be effective from the receipt of written notice thereof to Shahar specifying the grounds for termination and all relevant facts. Cause shall be deemed to include: (i) material neglect of his duties or a significant violation of any of the provisions of this Agreement, which continues after written notice and a reasonable opportunity (not to exceed thirty (30) days) in which to cure; (ii) fraud, embezzlement, defalcation, dishonesty, conviction of any felonious offense, or commission of an act of moral turpitude which results in either civil or criminal liability; or (iii) intentionally imparting confidential information relating to the Corporation, or any subsidiaries or affiliated entities of Corporation, or their businesses, to competitors or to other third parties other than in the course of carrying out his duties hereunder. The Corporation's exercise of its rights to terminate with cause shall be without prejudice to any other remedy it may be entitled at law, in equity, or under this Agreement.

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          c.   Termination Upon Death or Disability. This Agreement shall
               ------------------------------------
automatically terminate upon Shahar's death. In addition, if any disability or incapacity of Shahar to perform his duties as the result of any injury, sickness, or physical, mental or emotional condition continues for a period of thirty (30) business days (excluding any accrued vacation) out of any one hundred twenty (120) calendar day period, the Corporation may terminate Shahar's employment upon written notice. Payment of salary to Shahar during any sick leave shall only be to the extent that Shahar has accrued sick leave or vacation days. Shahar shall accrue sick leave at the same rate generally available to the Corporation's employees.

          d.   Severance Pay.
               -------------

               (i) If this Agreement is terminated by the Corporation without cause pursuant to Section 6.a. (above), the Corporation shall pay Shahar a severance payment equal to the greater of the full amount of the compensation he could have expected under this Agreement, as and when payable under this Agreement, without deduction except for tax withholding amounts, through the end of the term, or six (6) months of his then-current salary without bonus, subject to tax withholding amounts, in either case in exchange for a release as to any and all claims Shahar may have against the Corporation. During the time period that Shahar is receiving such severance pay, he shall remain as an employee of the Corporation in a non-policy making role, and his options shall continue to vest.

               (ii) If this Agreement is not renewed after the original two year term, the employment shall be deemed to terminate at the end of the original term and the Corporation shall pay Shahar a severance payment equal to six (6) months of his then-current salary without bonus, subject to tax withholding amounts, in exchange for a release as to any and all claims Shahar may have against the Corporation.

               (iii) If this Agreement is terminated by Shahar pursuant to
Section 6.a (above), the employment shall be deemed to terminate at the end of the ninety (90) day notice provision and there shall be no severance payment.

               (iv) If this Agreement is terminated by the Corporation for cause pursuant to Section 6.b (above), the employment shall be deemed to terminate on the date that the notice is given by the Corporation and the Corporation shall pay to Shahar a severance payment equal to three (3) months of his then-current salary without bonus, subject to tax withholding amounts, in exchange for a release as to any and all claims Shahar may have against the Corporation.

          e.   Termination as a Result of Relocation to Israel. Notwithstanding
               -----------------------------------------------
the provisions of Section 6.d. above, no severance payments shall be made to Shahar by the Corporation in the event that this Agreement or Shahar's employment with the Corporation is terminated in connection with Shahar's relocation to Israel as an employee of Vyyo Israel.

7.    Corporate Opportunities.
      -----------------------

          a.   Duty to Notify. In the event that Shahar, during the employment
               --------------
term, shall become aware of any material and significant business opportunity directly related to any of the Corporation's significant businesses, Shahar shall promptly notify the Corporation's Chairman of the Board of such opportunity. Shahar shall not appropriate for himself or for any other person other than the

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

Corporation, or any affiliate of the Corporation, any such opportunity unless, as to any particular opportunity, the Board of Directors of the Corporation fails to notify Shahar within thirty (30) days that the Corporation would like to avail itself of such opportunity or further review such opportunity. Shahar's duty to notify the Corporation and to refrain from appropriating all such opportunities for thirty (30) days shall neither be limited by, nor shall such duty limit, the application of the general law of California relating to the fiduciary duties of an agent or employee.

          b.   Failure to Notify.  In the event that Shahar fails to notify the
               -----------------
Corporation of, or so appropriates, any such opportunity without the express written consent of the Corporation, Shahar shall be deemed to have violated the provisions of this Section notwithstanding the following:

               i. The capacity in which Shahar shall have acquired such opportunity; or

               ii. The probable success in the Corporation's hands of such opportunity.

8.   Miscellaneous.
     -------------

     a.   Termination of Vyyo Israel Employment Agreement; Entire Agreement.
          -----------------------------------------------------------------

          i. The parties hereto hereby agree that the Employment Agreement, dated as of January 1, 2000, by and between Shahar and PhaseCom, Ltd. (now Vyyo Israel) (the "Prior Employment Agreement"), is hereby terminated and of no further force or effect. In addition, in the event that the Corporation or Shahar elects to have Shahar return to Israel as an employee of Vyyo Israel after the initial two year term of this Agreement, and provided that Vyyo Israel agrees to employ Shahar after such two year term, the parties agree that Vyyo Israel and Shahar shall enter into an employment agreement on substantially the terms contained in the Prior Employment Agreement.

          ii. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein, and supersedes and replaces any prior agreements and understandings, whether oral or written between them with respect to such matters, excluding a certain termination agreement between Shahar and Vyyo Israel dated effective as of December 31, 2000, which termination agreement shall remain in full force and effect. The provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only upon the written consent of both parties to this Agreement.

     b.   No Implied Waivers.  The failure of either party at any time to
          ------------------
require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any subsequent breach of the same provision or any other provision.

     c.   Personal Services.  It is understood that the services to be performed
          -----------------
by Shahar hereunder are personal in nature and the obligations to perform such services and the conditions and covenants of this Agreement cannot be assigned by Shahar. Subject to the foregoing, and except as otherwise provided herein, this Agreement shall inure to the benefit of and bind the successors and assigns of the Corporation.

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

     d.   Severability.  If for any reason any provision of this Agreement shall
          ------------
be determined to be invalid or inoperative, the validity and effect of the other provisions hereof shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

     e.   Applicable Law.  This Agreement shall be governed by and construed in
          --------------
accordance with the laws of the State of California, applicable to contracts between California residents entered into and to be performed entirely within the State of California.

     f.   Notices.  All notices, requests, demands, instructions or other
          -------
communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon delivery, if delivered personally, or if given by prepaid telegram, or mailed first-class, postage prepaid, registered or certified mail, return receipt requested, shall be deemed to have been given seventy-two (72) hours after such delivery, if addressed to the other party at the addresses as set forth on the signature page below. Either party hereto may change the address to which such communications are to be directed by giving written notice to the other party hereto of such change in the manner above provided.

     g.   Merger, Transfer of Assets, or Dissolution of the Corporation.  This
          -------------------------------------------------------------
Agreement shall not be terminated by any dissolution of the Corporation resulting from either merger or consolidation in which the Corporation is not the consolidated or surviving corporation or a transfer of all or substantially all of the assets of the Corporation. In such event, the rights, benefits and obligations herein shall automatically be assigned to the surviving or resulting corporation or to the transferee of the assets.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VYYO INC.,                                       MENASHE SHAHAR
a Delaware corporation
                                                 _____________________________
20400 Stevens Creek Blvd., Ste. 800
Cupertino, California  95014                     _____________________________
                                                 (Print Address)

By:  /s/ John O'Connell                           /s/ Menashe Shahar
     -------------------------------             ----------------------
     John O'Connell, Chief Executive             (Signature)
     Officer

VYYO LTD.,
an Israeli company


By:   /s/ Eran Pilovsky
   --------------------
Name:  Eran Pilovsky
     ---------------
Title:  Director
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